EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


Talk  America  Inc.  (Pennsylvania)
Compco,  Inc.  (Delaware)
TSFL  Holding  Corp.  (Florida)
Access  One  Communications  Corp.  (New  Jersey)
The  Other  Phone  Company,  Inc.  (Florida)
Omnicall,  Inc.  (South  Carolina)
Talk  America  of  Virginia,  Inc.  (Virginia)
TC  Services  Holding  Company  Inc.  (Pennsylvania)